Exhibit 10.24

(Unofficial English Translation)

Jinduren Regional Distribution Agreement

Contract No.: JDR2009-JX

Party A: Jinjiang Yinglin Jinduren Fashion Limited

Signature and Seal: [SEAL]

Party B: Clothwork Apparel, Wanma Plaza

Signature: [SEAL] (Business License No./ID No. _______________________)

Party A the creator and legal owner of the Jinduren trademark and clothing lines, advertising and marketing materials and other products that bear the Jinduren trademark. This Regional Distribution Agreement is entered into by and between the above parties on May 25, 2009, in Fujian Province, Shishi City, based on the principle of mutual benefits and long-term cooperation.

In accordance with Party A’s regional distribution planning and strategy, and through good faith negotiation, the parties agree as follows:

I.	Substance, Region and Method of Distribution Rights Granted

1.
Party A hereby appoints Party B as the exclusive regional distributor of “Jinduren” brand products in the ~~_____~~ area of Jiangxi Province. Party B shall not sell Jinduren products beyond the appointed region without Party A’s prior written consent.

2.
No partnership is formed, and Party A and Party B are legally independent, under this agreement. Any economic, civil or other legal dispute arising from or during the course of Party B’s business operations shall have no bearing on Party A.

3.	Term of the Agreement: from May 25, 2009 to May 25, 2010.

II.	Terms of and Warranty to the Distribution Rights Granted

1.
From the execution date of this agreement, Party B shall pay a good-faith deposit of RMB ~~_____~~ to Party A as follows: a single payment of RMB ~~_____~~ within three days from the execution date of this agreement. Within three days from the deposit appearing on its account, Party A shall issue a receipt for the deposit and its exclusive regional distribution authorization certificate. Failure to pay the deposit by the specified time shall render this agreement void. At the end of the term, if the parties do not intend to extend this agreement, Party A shall return the deposit to Party B without interest within 30 days from the completion by the parties of all separation procedures.

In addition, this agreement shall remain effective during its term only if the deposit for each season’s order is paid into Party A’s designated account within 10 days of placing such order.

2.
Party B shall set up a “Jinduren” distribution center in Nanwu City, Jiangxi Province, equipped with a display area of no less than 60 square meters and a warehouse, which Party B warrants shall be renovated and improved in accordance with Party A’s design requirements and brand uniformity.

3.	Party B shall set up an outdoor billboard of no less than 80 square meters in a highly-trafficked area or wholesale market in the city where the distribution center is located.

4.	Party B represents that, during the term of this agreement:

A.	Party B shall not sell “Jinduren” brand products to other regional distributors or establish distribution networks outside of its appointed region.

B.	Party B shall not sell or display products other than “Jinduren” brand products in its Jinduren store.

C.	Party B shall comply with all terms and conditions set forth in this agreement.

5.
No later than ~~_____~~, Party B shall develop and establish a sales network for Jinduren products within its appointed region, which shall cover no less than 70% of the appointed region, or Party A may reduce the size of the appointed region or terminate Party B’s distribution rights.

III.	Payment Obligations and Calculation

1.	Product Supply, Exchange and Return

Product Pricing: Party B’s quoted wholesale distribution price should be at 65% of the uniform retail price set by Party A. Party A shall set nationwide uniform retail and wholesale prices. In principle, Party B’s wholesale price cannot be more than 55% of the nationwide uniform retail price. Party B shall not increase its wholesale price without Party A’s consent.

Product Distribution: Party B shall cooperate with all of Party A’s promotional and sales activities, so as to ensure product systemization.

A.	The first collection of every season shall be provided by Party A to Party B:

•	Party B shall attend Party A’s sales fair every season, and shall consult the 2006 Purchasing Policy on the ordering procedures and rules applicable to main product lines and accessories.

•	If Party B fails to attend a sales fair without reason, Party A may terminate Party B’s distribution rights.

B.	Returns:

•
Products with defects that exceed national quality standards may be returned within 15 days of receipt of such products. Party A has the right to refuse the return of any product if the defect is caused by Party B or washing method not specified by Party A. Additional details are provided in the 2006 Returns Policy.

2.	Payment

To ensure that Party A can timely supply products to Party B, Party B must operate in accordance with Party A’s financial management requirements. If Party B’s accounts payable to Party A exceed RMB ~~_____~~, Party A has the right to stop further product delivery or to terminate Party B’s distribution rights. At Party A’s request, Party B must immediately settle any credit that Party A has agreed to extend.

3.	Distribution of Products

Party A shall be responsible the delivery of products to Party B, with Party B liable for all transportation and insurance costs (including for returns).

IV.	Rights and Obligations

Party A’s Rights and Obligations

1.
Party A authorizes Party B to distribute “Jinduren” brand products within the appointed region, to become effective only after the execution of this agreement and Party A’s issuance of the exclusive regional distribution authorization certificate to Party B. If the agreement is not renewed at the end of its term, Party A shall have the right to take back the certificate.

2.	Party A may inspect the “Jinduren” products sold by Party B to determine authenticity and quality, which determination shall be deemed final.

3.
Party A shall provide Party B with “Jinduren” products of good quality and consistent style, updated every season, in order to meet Party B’s distribution requirements and protect Party B’s market share within the appointed region.

4.	Party A shall be obligated to assist Party B with expanding its sales network and provide updated product information and each season’s promotional materials.

5.	POP banners and posters for each season’s new products and any promotional event shall be provided to Party B without charge.

6.	Party A shall design any computer graphics required by Party B without charge, and the expenses for all graphic arts (including display structures) shall be borne equally by Party A and Party B.

Party B’s Rights and Obligations

1.
At any time while Party B is an authorized distributor, Party B shall not assign or transfer its appointed region to a third party; otherwise Party A shall have the right to terminate Party B’s distribution rights.

2.
While Party B has the exclusive right to distribute “Jinduren” products within its appointed region, Party B must also strictly comply with the rules governing the use of its exclusive regional distribution authorization certificate, and shall return the certificate at the end of its term and reapply for the certificate in writing in accordance with this agreement.

3.
Party B has the right to take action against any unauthorized sales or counterfeit of “Jinduren” products or any other infringement of intellectual property within its appointed region at any time, and has the duty to coordinate with Party A to correct such matters and protect the brand’s image.

4.
Party B has the right to conduct promotional activities within its appointed region, provided that large-scale promotional activities can be conducted only as permitted by and coordinated with Party A.

5.	Party B has the right to plan out the development of the “Jinduren” network within its appointed region, and to strategize, organize and devise promotional activities accordingly.

6.
In accordance with Party A’s sales policy, Party B shall have the obligation to provide such sales reports and market feedback information as required by Party A, coordinate with Party A to complete market research,  and provide Party A with competitor information and fashion trend data.

7.	All business transactions between Party B and a third party are independent of Party A. Under no circumstance shall Party B have the right to enter into any obligation on behalf of Party A.

8.	Party B shall undertake any expense incurred in the course of its business operations, including tax, city inspection fee, lease and insurance.

9.	Party B shall provide relevant invoices and receipts before the 5th day of each month in order to verify its accounts with Party A.

10.	Party B shall provide its gross sales report to Party A by facsimile or mail to Party A’s headquarters on the 5th day of each month.

11.	Party B shall be equipped with computerized management system.

V.	Rewards

1.
Based on Party B’s yearly performance (commencing from the agreement execution date), Party A shall reward Party B as follows:  If Party B’s total purchases and payments reach RMB 38 million within the term of the agreement, Party A shall support 30% of Party B’s expenses for display structures and 30% of Party B’s expenses for large-scaled outdoor advertisings approved by Party A.

2.
If Party B’s total purchases and payments reach RMB 45 million within the term of the agreement, Party A shall support 50% of Party B’s expenses for display structures and 50% of Party B’s expenses for large-scaled outdoor advertisings approved by Party A.

3.
If Party B’s total purchases and payments reach RMB 55 million within the term of the agreement, Party A shall support 100% of Party B’s expenses for display structures and 100% of Party B’s expenses for large-scaled outdoor advertisings approved by Party A.

4.	Party A shall support 30% of the expenses of Party B’s retail distributors for display structures that are borne by Party B.

5.
For every Jinduren store that Party B opens, Party A shall support Party B based on the size of the store as follows: RMB 1,000 of gifts for 30-50 square meters, RMB 1,500 of gifts for 50-80 square meters, and RMB 2,000 for above 80 square meters.

VI.	Termination of the Agreement

At the end of the term or if this agreement is terminated for any other reason, Party B shall:

1.	Settle all the accounts with Party A.

2.	Terminate all use of Party A’s commercial labels.

3.	Terminate all sales activities relating to Party A.

4.	Terminate all use of the “Jinduren” trademark and any related registration.

VII.	Supplemental Provisions

1.	This agreement shall be executed in two duplicate originals. Each party shall hold one duplicate original and all duplicate originals shall have the same legal effect.

2.	Party A shall reserve the right to supplement this agreement.

3.	Party A has the final interpretation right to this agreement.

4.	At the end of the term, Party B shall have priority renewal right if Party B has not breached this agreement and agrees to renewal.

5.	Party B’s business license and a copy of the resident identification card of Party B’s legal representative are attached herewith.

6.	Any alteration or correction to this agreement is invalid.

7.	Matters not stated in this agreement shall be settled through consultation of the parties.

Party A: Jinjiang Yinglin Jinduren Fashion Limited	Party B:

Seal: [SEAL]	Seal: [SEAL]

Account No.:	Account No.:

Bank Name:	Bank Name:

Address:	Address:

Tax No. :	Tax No. :

Signature:	Signature:

Tel:	Tel:

Fax:	Fax:

Signing Date: May 25, 2009

Signing Place: Shishi City